EXHIBIT 99.1
FLAGSTONE RE PROVIDES ESTIMATE FOR
LOSSES FROM JAPAN EARTHQUAKE AND TSUNAMI

Company Reiterates Strong Capital Position and Reduced Risk Profile

LUXEMBOURG, Luxembourg - March 30, 2011, - Flagstone Reinsurance Holdings, S.A. (NYSE: FSR) today announced that its preliminary estimate for losses related to the March 2011, earthquake and tsunami in the Tohoku region of Japan is expected to be between $80 to $130 million, net of reinstatement premiums and retrocession.  The Company’s estimated loss is based on an estimated industry loss of between $25 billion and $35 billion.

David Brown, Flagstone CEO, stated, “Flagstone’s retrocession strategy has been to buy protection for both extreme single events and for an accumulation of events during an underwriting year.  As a result of this strategy, Flagstone has existing retrocessional protection that is effective in reducing our net exposure to both the Japanese and New Zealand losses, particularly at the higher end of our ranges.  In addition, that protection is now effectively on a ‘next event’ basis, providing Flagstone with substantial protection against further events in 2011.”

Brown added, “Due to the frequency of events so far in 2011, and as a result of current protection and reinsurance triggered by the previous events, Flagstone’s risk profile has been significantly reduced since December 31, 2010, from $272 million net event probable maximum loss (PML) to $162 million at the 1 in 100 return period, and from $326 million net to $204 million net event PML at the 1 in 250 return period.”

“As a result of Flagstone’s strong existing capital base and the substantial retrocessional protection already in place, we continue to maintain our solid financial position and a significant capital margin relative to the AM Best ‘A-’ rating.  As the year progresses, we look forward to serving our clients’ needs and continuing to provide quality reinsurance capacity to the market,” Brown concluded.

Flagstone’s loss estimate is based on its proprietary modeling analysis, the assessment of individual treaties and client data, and third-party vendor models. These estimates may be further refined as additional information is received from cedants and there exists the risk for further revisions.

About Flagstone Reinsurance Holdings, S.A.

Flagstone Reinsurance Holdings, S.A., through its operating subsidiaries, is a global reinsurance and insurance company that employs a focused and technical approach to the Property Catastrophe, Property, and Specialty reinsurance and insurance businesses.

The Company is traded on the New York Stock Exchange under the symbol "FSR" and the Bermuda Stock Exchange under the symbol "FSR BH". Additional financial information and other items of interest are available at the Company's website located at http://www.flagstonere.com.

Cautionary Statement Regarding Forward-Looking Statements

This report may contain, and the Company may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, which could cause actual results to differ materially from such statements.  In particular, statements using words such as “may”, “should”, “estimate”, “expect”, “anticipate”, “intend”, “believe”, “predict”, “potential”, or words of similar import generally involve forward-looking statements.

Important events and uncertainties that could cause the actual results to differ include, but are not necessarily limited to: market conditions affecting the Company’s common share price; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the estimates reported by cedents and brokers on pro-rata contracts and certain excess of loss contracts where the deposit premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the reinsurance industry; declining demand due to increased retentions by cedents and other factors; the impact of terrorist activities on the economy; and rating agency policies and practices.

These and other events that could cause actual results to differ are discussed in more detail from time to time in our filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. federal securities laws. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

Contact:
Flagstone Reinsurance Holdings, S.A.
Brenton Slade:  +352 2 735 1515